Exhibit 99.2
Spirit Airlines Reports June 2017 Traffic

MIRAMAR, Fla., (July 17, 2017) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for June 2017.

Traffic (revenue passenger miles) in June 2017 increased 17.0 percent versus June 2016 on a capacity (available seat miles) increase of 19.2 percent. Load factor for June 2017 was 86.8 percent, a decrease of 1.6 percentage points compared to June 2016.
 Preliminary Traffic Results

	June 2017	June 2016	Change
Revenue passenger miles (RPMs) (000)	2,197,950	1,878,137	17.0%
Available seat miles (ASMs) (000)	2,531,250	2,123,782	19.2%
Load factor	86.8%	88.4%	(1.6) pts
Passenger flight segments	2,154,369	1,904,656	13.1%
Average stage length (miles)	999	966	3.4%
Total departures	14,201	12,620	12.5%

	YTD 2017	YTD 2016	Change
Revenue passenger miles (RPMs) (000)	11,833,060	10,619,724	11.4%
Available seat miles (ASMs) (000)	14,170,478	12,402,423	14.3%
Load factor	83.5%	85.6%	(2.1) pts
Passenger flight segments	11,775,458	10,594,443	11.1%
Average stage length (miles)	983	983	—%
Total departures	80,893	73,185	10.5%

Preliminary Operational Performance

June 2017
On-Time Performance[1]	67.8%
Systemwide Completion Factor	96.1%

1As defined by the Department of Transportation.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 470 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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